Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-44145, 333-64064, 333-66401, 333-74304, 333-90377, 333-107508, 333-129600, 333-138807, 333-147430 and 333-147431) of Trimeris, Inc. of our reports dated March 16, 2010, with respect to the financial statements of Trimeris, Inc., and the effectiveness of internal control over financial reporting of Trimeris, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

Raleigh, North Carolina

March 16, 2010